Exhibit 99.1

Contacts: Medivation, Inc. Patrick Machado, Chief Business Officer (415) 829-4101	WCG Nicole Foderaro (415) 946-1058

MEDIVATION REPORTS SECOND QUARTER 2010

FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

SAN FRANCISCO, August 9, 2010 – Medivation, Inc. (NASDAQ: MDVN) today provided a corporate update and reported its financial results for the second quarter ended June 30, 2010.

“We have made positive progress in our dimebon program over the past few months,” said David Hung, MD, president and chief executive officer of Medivation. “In particular, I am pleased to announce that we have completed enrollment in our Phase 3 HORIZON trial in Huntington disease, exceeding our target of 350 patients by enrolling a total of 403 patients, and we expect to report top-line results from this trial in the first half of 2011. We also have received feedback from the FDA confirming that we can use our Phase 3 CONCERT trial to complete our registration package for mild-to-moderate Alzheimer’s disease, provided that the results are robustly positive. We have multiple milestones ahead in the remainder of the year with the planned initiation of three new trials with MDV3100 and the expected completion of enrollment in our Phase 3 Alzheimer’s disease trial, CONCERT and our Phase 3 prostate cancer trial, AFFIRM. As we move toward these goals, our cash position remains strong and we continue to believe that based on current assumptions, existing cash is adequate to fund our currently planned operations beyond the end of 2012.”

Recent Accomplishments and Anticipated Milestones

Dimebon (latrepirdine)

•

Completed patient accrual in HORIZON, with a total of 403 patients enrolled versus our targeted enrollment of 350 patients. This six-month, randomized, double-blind, placebo-controlled Phase 3 trial is evaluating dimebon’s potential benefits on cognition and global function in patients with Huntington disease. Top-line data from this trial are expected in the first half of 2011.

•

Continued to enroll patients in CONCERT and remain on track to complete patient accrual in 2010. This 12-month randomized, double-blind, placebo-controlled Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease is evaluating the potential efficacy of dimebon when added to ongoing treatment with donepezil.

•

Presented the negative data from the Phase 3 CONNECTION trial to the Food and Drug Administration and received feedback that our prior Alzheimer’s disease trial published in the Lancet plus CONCERT would be adequate to support approval for mild-to-moderate Alzheimer’s disease, provided that the CONCERT results are robustly positive.

MDV3100

•

Continued to enroll patients in the AFFIRM trial and remain on track to complete patient accrual in 2010. This randomized, double-blind, placebo-controlled Phase 3 survival trial is evaluating 160 mg/day of MDV3100 in men with castration-resistant prostate cancer who have been previously treated with docetaxel-based chemotherapy.

•

On track to initiate three new MDV3100 trials in earlier-stage prostate cancer this year: a Phase 3 trial in men with chemotherapy-naïve castration-resistant prostate cancer, which will be called PREVAIL; a Phase 2 head-to-head trial comparing MDV3100 with bicalutamide; and a Phase 2 trial in hormone-naïve patients. Initiation of the Phase 3 PREVAIL trial would trigger a milestone payment under the collaboration agreement with Astellas.

Second Quarter 2010 Financial Results

Revenue for the second quarter of 2010 was $15.8 million, consisting of partial recognition of the non-refundable up-front payments of $225.0 million received from Pfizer in the fourth quarter of 2008 and $110.0 million received from Astellas in the fourth quarter of 2009. Both up-front payments were recorded as deferred revenue upon receipt and are being recognized on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement, which the Company presently expects to complete in the second quarter of 2013 for the Pfizer collaboration and in the fourth quarter of 2014 for the Astellas collaboration.

Total operating expenses for the second quarter were $23.2 million, compared with total operating expenses of $24.2 million for the same period in 2009. These figures included non-cash stock-based compensation expense of $3.2 million in the quarter ended June 30, 2010, compared with $2.5 million for the same period in 2009.

For the six months ended June 30, 2010, total operating expenses were $56.7 million, compared with total operating expenses of $46.2 million for the same period in 2009. These figures include non-cash stock-based compensation expense of $6.7 million in the six months ended June 30, 2010, compared with $5.1 million for the same period in 2009.

Beginning in October 2008, Pfizer became responsible for 60 percent of all dimebon-related development and commercialization costs in the U.S., and 100 percent of such costs outside the U.S. Beginning in October 2009, Astellas became responsible for 50 percent of all MDV3100-related development and commercialization costs in the U.S. (other than costs for clinical trials supporting development in both the U.S. and either Europe or Japan, including the ongoing Phase 3 AFFIRM trial, the upcoming planned Phase 3 PREVAIL trial and the two additional trials in earlier-stage prostate cancer we expect to initiate in 2010, which costs are borne two-thirds by Astellas and one-third by Medivation) and 100 percent of such costs outside the U.S. The parties make quarterly true-up payments as necessary to ensure that each bears its applicable share of costs. For the second quarter of 2010, the net true-up payments payable to Medivation were $6.0 million and $7.0 million under the Pfizer and Astellas collaborations, respectively. Medivation presents these cost-sharing true-up payments in the applicable expense line of its consolidated statement of operations.

Medivation reported a net loss for the quarter ended June 30, 2010, of $7.2 million, or $0.21 per share, compared with a net loss of $8.9 million, or $0.29 per share, for the same period in 2009. For the six months ended June 30, 2010, the net loss was $24.7 million, or $0.73 per share, compared with a net loss of $14.5 million, or $0.47 per share, for the same period in 2009.

Cash, cash equivalents and short-term investments at June 30, 2010, totaled $233.3 million, compared with $278.2 million at December 31, 2009, and $255.5 million at March 31, 2010.

Updated 2010 Financial Outlook

Medivation currently expects that total operating expenses for 2010, net of cost-sharing payments from Pfizer and Astellas, will be between $95 and 105 million, down from prior guidance of between $105 and $115 million. The revised forecast includes approximately $13.0 million of non-cash stock-based compensation expense.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer, Inc to develop and commercialize dimebon (latrepirdine) for the treatment of Alzheimer’s and Huntington diseases. With Pfizer, Medivation is conducting a clinical development program that includes CONCERT, a Phase 3 trial assessing dimebon in patients with mild-to-moderate Alzheimer’s disease, and HORIZON, a Phase 3 trial of dimebon in Huntington disease. In October 2009, Medivation entered into a global agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for both early- and late-stage prostate cancer. The first Phase 3 clinical trial in the MDV3100 development program, known as the AFFIRM trial, is under way in patients with castration-resistant prostate cancer who have previously been treated with docetaxel-based chemotherapy. Additional trials in earlier-stage prostate cancer will begin in 2010. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, future regulatory matters, including a potential determination by the FDA with respect to the clinical trials necessary to support registration for mild-to-moderate Alzheimer’s disease, the potential completion of patient enrollment in ongoing clinical trials, the potential initiation of new clinical trials and the potential receipt of a related milestone payment from Astellas, the anticipated timing of announcement of top-line data from the HORIZON study and other statements with respect to future clinical trial results, the therapeutic and commercial potential of Medivation’s product candidates, the continued effectiveness of, and continuing collaborative activities under, Medivation’s collaboration agreements with Pfizer and Astellas, the potential sufficiency of Medivation’s cash resources, and certain future expected financial results, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse or inconclusive clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s dimebon development activities, difficulties or delays in obtaining regulatory approval, including a determination by the FDA that one or more additional Phase 3 trials are necessary to support approval of dimebon in mild-to-moderate Alzheimer’s disease, enrollment of patients in Medivation’s current and planned clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Pfizer and Astellas for the development of dimebon and MDV3100, respectively, including the risk that Pfizer could elect to unilaterally terminate the dimebon collaboration agreement with Medivation at its election at any time, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, including Medivation’s dependence on Pfizer for the manufacture of all clinical requirements of dimebon, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Collaboration revenue	$15,792	$16,340	$31,526	$32,680

Operating expenses:
Research and development	18,255	17,545	43,837	33,321
Selling, general and administrative	4,974	6,611	12,813	12,916

Total operating expenses	23,229	24,156	56,650	46,237

Loss from operations	(7,437)	(7,816)	(25,124)	(13,557)
Other income (expense):
Interest income	80	305	193	814
Other income (expense), net	117	(148)	226	(97)

Total other income	197	157	419	717

Net loss before income tax	(7,240)	(7,659)	(24,705)	(12,840)
Income tax expense	—	1,264	—	1,692

Net loss	$(7,240)	$(8,923)	$(24,705)	$(14,532)

Basic and diluted net loss per common share	$(0.21)	$(0.29)	$(0.73)	$(0.47)

Weighted average common shares used in the calculation of basic and diluted net loss per share	34,053	31,154	34,006	30,632

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$26,801	$57,463
Short-term investments	206,503	220,781
Receivable from collaboration partners	13,033	6,490
Prepaid expenses and other current assets	6,226	9,343

Total current assets	252,563	294,077
Property and equipment, net	983	1,092
Restricted cash	843	843
Other non-current assets	1,015	678

Total assets	$255,404	$296,690

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,918	$4,840
Accrued expenses	16,336	12,054
Deferred revenue	63,227	86,570
Other current liabilities	153	800

Total current liabilities	86,634	104,264

Deferred revenue, net of current	158,415	166,598
Other non-current liabilities	445	554

Total liabilities	245,494	271,416

Stockholders’ equity:
Preferred stock, $0.01 par value per share;
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share;
50,000,000 shares authorized; issued and outstanding 34,568,829 shares at June 30, 2010 and 33,823,062 at December 31, 2009	346	338
Additional paid-in capital	211,683	202,361
Accumulated other comprehensive loss	(1)	(12)
Accumulated deficit	(202,118)	(177,413)

Total stockholders’ equity	9,910	25,274

Total liabilities and stockholders’ equity	$255,404	$296,690